EXHIBIT 23.1

Consent of Independent Auditors

The Board of Directors

FiberMark, Inc.:

We consent to the incorporation by reference in the registration statement (Nos. 33-81702) on Form S-8 of FiberMark, Inc. of our report dated March 30, 2004, relating to the consolidated balance sheets of FiberMark, Inc. as of December 31, 2003 and 2002 and the related consolidated statements of operations, stockholders' equity (deficit) and comprehensive (loss) and cash flows for each of the years in the three-year period ended December 31, 2003, and the related consolidated financial statement schedule, which report appears in the December 31, 2003 annual report on Form 10-K of FiberMark, Inc.

Our report dated March 30, 2004, contains an explanatory paragraph that states that on March 30, 2004, FiberMark, Inc. and its U.S. operations filed voluntary petitions for reorganization under Chapter 11 of the United States Bankruptcy Code, just prior to the filing of their Form 10-K. The uncertainties inherent in the bankruptcy process, the company's recurring losses from operations and accumulated indebtedness raise substantial doubt about the company's ability to continue as a going concern. The consolidated financial statements and financial statment schedule do not include any adjustments that might result from the outcome of that uncertainty.

Our report also refers to the company's adoption of Statement of Financial Accounting Standards No. 145, Recission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13, and Technical Corrections and Statement of Financial Accounting Standards No. 146, Accounting for Costs Associated with Exit or Disposal Activities, effective January 1, 2003.

          /s/ KPMG LLP
KPMG LLP
Boston, Massachusetts
March 30, 2004